Exhibit 23.4
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ Tom A. Wolvos, M.D., F.A.C.S.

Name:	Tom A. Wolvos, M.D., F.A.C.S.

Dated:	August 16, 2006